BCB Bancorp, Inc., Announces Increase in First Quarter Earnings and Declaration of Quarterly Dividend to Common Shareholders

Bayonne, N.J. – April 24, 2013 (BUSINESS WIRE) – BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP – News) announced an increase in net income of $822,000 or 51.8% to $2.4 million for the three months ended March 31, 2013 from $1.6 million for the three months ended March 31, 2012. Basic and diluted earnings per share were $0.27 for the three months ended March 31, 2013 compared with $0.17 for the three months ended March 31, 2012. The weighted average number of common shares outstanding for the three months ended March 31, 2013 for basic and diluted earnings per share calculations was 8,492,000 and 8,494,000, respectively. The weighted average number of common shares outstanding for the three months ended March 31, 2012 for basic and diluted earnings per share calculations was 9,436,000 and 9,449,000, respectively.

Total assets decreased by $13.2 million or 1.1% to $1.158 billion at March 31, 2013 from $1.171 billion at December 31, 2012. Total cash and cash equivalents increased by $2.9 million or 8.5% to $37.0 million at March 31, 2013 from $34.1 million at December 31, 2012. Investment securities classified as held-to-maturity decreased by $22.4 million or 13.6% to $142.2 million at March 31, 2013 from $164.6 million at December 31, 2012. Loans receivable increased by $8.0 million or 0.9% to $930.3 million at March 31, 2013 from $922.3 million at December 31, 2012. Deposit liabilities increased by $3.0 million or 0.3% to $943.8 million at March 31, 2013 from $940.8 million at December 31, 2012. We had no short-term borrowed money at March 31, 2013 compared with $17.0 million in short term borrowings at December 31, 2012. Long-term borrowed money remained constant at $114.1 million at March 31, 2013 and December 31, 2012, respectively. Stockholders’ equity increased by $1.1 million or 1.2% to $92.7 million at March 31, 2013 from $91.6 million at December 31, 2012.

Net income increased by $822,000 or 51.8% to $2.41 million for the three months ended March 31, 2013 compared with net income of $1.59 million for three months ended March 31, 2012. The increase in net income was due to an increase in total interest income along with decreases in total interest expense and non-interest expenses, partially offset by increases in the provision for loan losses and the income tax provision and a decrease in non-interest income.

Net interest income increased by $1.1 million or 10.7% to $11.4 million for the three months ended March 31, 2013 from $10.3 million for the three months ended March 31, 2012. The increase in net interest income resulted primarily from an increase in the average yield on interest earning assets of 43 basis points to 4.97% for the three months ended March 31, 2013 from 4.54% for the three months ended March 31, 2012, partially offset by a decrease in the average balance of interest earning assets of $61.0 million or 5.1% to $1.132 billion for the three months ended March 31, 2013 from $1.193 billion for the three months ended March 31, 2012. The increased yield on assets was the result of an improved asset mix which saw increased loan balances and decreased balances of investment securities and interest-earning cash.

Total non-interest income decreased by $498,000 or 38.8% to $784,000 for the three months ended March 31, 2013 from $1.28 million for the three months ended March 31, 2012. The decrease in non-interest income primarily reflects a decrease in gain on sale of loans originated for sale, partially offset by gain on sale of securities held to maturity.

Total non-interest expense decreased by $1.48 million or 17.7% to $6.9 million for the three months ended March 31, 2013 from $8.38 million for the three months ended March 31, 2012. Expense reductions were recorded in certain areas of the income statement which included salaries and benefits, occupancy expense, equipment, director fees, regulatory assessments, advertising, REO expense and other non-interest expense.

Donald Mindiak, President & CEO commented, “Our increase in both earnings and earnings per share were positively impacted as a result of the successful implementation of several initiatives executed during 2012. An asset re-allocation initiative coupled with the disposal of a significant portion of our non-performing loan portfolio resulted in the redeployment of significant asset balances into yielding instruments. Net loan balances increased by $101.9 million or 12.3% to $930.3 million at March 31, 2013 as compared to $828.4 million at March 31, 2012. As a result of this increase in net loans, interest income on loans increased by $1.02 million or 8.5% to $12.99 million for the three months ended March 31, 2013 from $11.97 million for the three months ended March 31, 2012. As a result of the aforementioned, we were able to realize an increase in our net interest spread to 3.87% at March 31, 2013 as compared to 3.29% at March 31, 2012, and an increase in our net interest margin to 4.03% at March 31, 2013 as compared to 3.45% at March 31, 2012. Additionally, cost containment efforts in several areas such as salaries, occupancy, equipment, REO expense and other non-interest expense provided a positive impact in reducing total non-interest expense by approximately $1.48 million or 17.7% to $6.9 million for the three months ended March 31, 2013 from $8.38 million for the three months ended March 31, 2012.”

Mr. Mindiak continued, “The Board of Directors unanimously declared a quarterly cash dividend of $0.12/common share payable on Friday, May 17, 2013, with a record date of May 7, 2013, consistent with our prior quarter’s amount. The maintenance of our quarterly cash dividend continues to be a source of pride that we can continue to provide our shareholders a competitive return on their equity while maintaining our standing as a well capitalized financial institution predicated upon all quantitative measurements promulgated by our regulatory agencies. We remain diligent in our exploration of corporate initiatives that we believe provide the opportunity for growth in both franchise and shareholder value.”

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

It also should be noted that the Company occasionally evaluates opportunities to expand through acquisition and may conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of these events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, except share and per share data, Unaudited)

	March 31,	December 31,
	2013	2012

ASSETS
Cash and amounts due from depository institutions	$5,558	$6,242
Interest-earning deposits	31,476	27,905
Total cash and cash equivalents	37,034	34,147

Interest-earning time deposits	986	986
Securities available for sale	1,418	1,240
Securities held to maturity, fair value $147,897 and $171,603
respectively	142,217	164,648
Loans held for sale	1,328	1,602
Loans receivable, net of allowance for loan losses of $13,344 and
$12,363 respectively	930,276	922,301
Premises and equipment	13,356	13,568
Federal Home Loan Bank of New York stock	6,933	7,698
Interest receivable	4,275	4,063
Other real estate owned	4,339	3,274
Deferred income taxes	10,322	10,053
Other assets	5,706	7,778
Total Assets	$1,158,190	$1,171,358

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$102,084	$85,950
Interest bearing deposits	841,712	854,836
Total deposits	943,796	940,786
Short-term Borrowings	-	17,000
Long-term Debt	114,124	114,124
Other Liabilities	7,526	7,867
Total Liabilities	1,065,446	1,079,777

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 865 shares of Series A 6% noncumulative perpetual
preferred stock at March 31, 2013 and at December 31, 2012	-	-
Additional paid-in capital preferred stock	8,570	8,570
Common stock; $0.064 stated value; 20,000,000 shares authorized,
10,842,479 and 10,841,079 shares, respectively, issued;
8,472,683 shares and 8,496,508 shares, respectively outstanding	694	694
Additional paid-in capital common stock	91,875	91,846
Treasury stock, at cost, 2,369,796 and 2,344,571 shares, respectively	(27,424)	(27,177)
Retained earnings	20,146	18,883
Accumulated other comprehensive loss, net of taxes	(1,117)	(1,235)
Total Stockholders' equity	92,744	91,581

Total Liabilities and Stockholders' equity	$1,158,190	$1,171,358